SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO THE PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into this 1st day of March, 2002, and amends only as set forth herein that certain Purchase and Sale Agreement, dated December 20, 2001 and as amended by that certain Amendment to Purchase and Sale Agreement dated January 30, 2002 (collectively the "Agreement"), by and among Texas T. Petroleum, Ltd., a Colorado corporation ("Texas T"), FACT Corporation, a Colorado corporation ("FACT"), Pierre Jorgensen, a natural person residing in Les Roses des Hayes, France ("PJ"), Carbon Resources, Limited, a Cyprus corporation ("Carbon"), Lanisco Holdings, Limited, a Cyprus corporation ("Lanisco") and Synergy Technologies Corporation, a Colorado corporation ("Synergy").

WHEREAS, the Agreement provides for the Closing (as such term is defined in paragraph 18 of the Agreement) of the transactions contemplated therein on or before March 1, 2002;

WHEREAS, the parties, as of the date hereof, are still in the midst of preparing and reviewing various closing documents that are to be delivered at the Closing;

WHEREAS, the stock certificate and accompanying power(s) of attorney(ies) to be delivered by PJ as provided in subparagraphs 18(c)(i) and (ii) of the Agreement will not be able to be delivered on March 1, 2002; and

WHEREAS, the parties now wish to memorialize their agreement to extend the date of the Closing to allow for completion of the closing documents and delivery of the aforementioned shares.

NOW THEREFORE THE PARTIES HERETO AGREE, that the Agreement is hereby amended as set forth below with all other terms and conditions of the Agreement to remain in full force and effect.

1. The first sentence of paragraph 18 of the Agreement is hereby amended to provide as follows:

"The closing of the contemplated transfers of stock and purchases and sales contemplated hereby (the "Closing") shall take place at the offices of Synergy, located at 335 25th Street, S.E., Calgary, Alberta, Canada at 4:00 p.m. local time on March 5, 2002, or at such other time and place as the parties shall mutually agree."

2. All remaining terms, conditions and provisions of the Agreement shall remain in full force and effect, except as may be necessary to comply with the purpose of the amendment provided in paragraph 1 above.

IN WITNESS WHEREOF the parties have hereunto set their hands and/or seals under the hand of an officer duly authorized for that purpose as of the date above written.

TEXAS T PETROLEUM, LTD. By: /s/ Ian Mills Title: Secretary	SYNERGY TECHNOLOGIES CORPORATION By: /s/ Marc Cernovitch Title: Vice President
FACT CORPORATION By: /s/ Jacqueline Danforth Title: President	PIERRE JORGENSEN By: /s/ Pierre Jorgensen
CARBON RESOURCES, LIMITED By: /s/ Thomas E. Cooley Title: Director	LANISCO HOLDINGS, LIMITED By: /s/ Thomas E. Cooley Title: Power of Attorney